EXHIBIT 11


                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

(dollars in thousands, except per share data)                               For the Three
                                                                            Months Ended
                                                                              March 31,
                                                                        2005            2004
BASIC EARNINGS PER SHARE
EARNINGS:
Net income                                                                $4,692          $5,366

AVERAGE SHARES OUTSTANDING:
Weighted average common shares outstanding                            10,419,189      10,560,228


-------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE                                                   $0.45           $0.51
================================================================================================


DILUTED EARNINGS PER SHARE
EARNINGS:
Net income                                                                $4,692          $5,366

AVERAGE SHARES OUTSTANDING:
Weighted average common shares outstanding                            10,419,189      10,560,228
Net effect of the assumed exercise of stock options based
     on the treasury stock method                                        138,814         247,779
-------------------------------------------------------------------------------------------------
          Total weighted average diluted common shares                10,558,003      10,808,007
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE                                                 $0.44           $0.50
================================================================================================